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As filed with the Securities and Exchange Commission on April 17, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ERICKSON AIR-CRANE INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	93-1307561 (I.R.S. Employer Identification No.)
5550 SW Macadam Avenue, Suite 200 Portland, Oregon (Address of Principal Executive Offices)	97239 (Zip Code)

Erickson Air-Crane Incorporated 2012 Long-Term Incentive Plan
(Full title of the plan)

Charles Ryan
Chief Financial Officer
Erickson Air-Crane Incorporated
5550 SW Macadam Avenue, Suite 200
Portland, Oregon 97239
(503) 505-5800
(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Douglas A. Tanner, Esq.
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005
Tel: (212) 530-5000

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.0001 per share	417,649(3)	$8.02	$3,349,544.9	$383.86

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices for the shares of Common Stock as quoted on the NASDAQ Stock Market on April 13, 2012, of $8.02 per share.

(3)
Represents 417,649 shares of common stock available for issuance upon vesting of restricted stock units under the 2012 Long-Term Incentive Plan.

 PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*
Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), the documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Erickson Air-Crane Incorporated 2012 Long-Term Incentive Plan. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute the Section 10(a) prospectus. Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents filed with the U.S. Securities and Exchange Commission (the "Commission") by Erickson Air-Crane Incorporated (the "Company") are incorporated herein by reference in this Registration Statement:

  (a)
  The Company's Prospectus, dated April 10, 2012, filed with the Commission on April 12, 2012 pursuant to Rule 424(b) of the Securities Act, as part of the Registration Statement on Form S-1 (file number 333-166752); and

  (b)
  The description of the authorized capital stock of the Company contained in the Company's registration statement on Form 8-A, as filed with the Commission under Section 12 of the Exchange Act on March 28, 2012, including any amendment or report filed for the purpose of updating the description.

        All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        The Company's second amended and restated certificate of incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law (the "DGCL") and any amendments to that law. As currently enacted, the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions; or any transaction from which the director derived an improper personal benefit. In addition, the second amended and restated certificate of incorporation provides that, if the DGCL is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the Company's directors will be limited or eliminated to the extent permitted by the DGCL, as then amended.

        The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the DGCL applies. This provision, however, will not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The second amended and restated certificate of incorporation does not eliminate directors' fiduciary duties. The inclusion of this provision in the certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Registrant and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of his or her fiduciary duties.

        The DGCL provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement, and expenses, including attorneys' fees, in connection with various proceedings, other than in an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies to an action brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The Company's second amended and restated certificate of incorporation and second amended and restated bylaws provide that the Company will indemnify its directors to the fullest extent authorized by Delaware law. Under these provisions and subject to the DGCL, the Company will be required to indemnify its current and former directors, executive officers and other officers designated by the board of directors for all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments or other charges imposed on any indemnitee as a result of the actual or deemed receipt of payments provided for in Article 8 of the Company's second amended and restated certificate of incorporation) incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with the Company or another entity at which the person serves as a director, an officer, an employee, or an agent at the Company's request, subject to various conditions, and to advance funds to directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have delivered to the Company an undertaking to repay such amounts if it is ultimately determined that such director or officer was not entitled to be indemnified by the Company.

        The Company has entered into indemnification agreements with each of its directors that provide that it will indemnify the indemnitee against, and advance certain expenses relating to, liabilities incurred in the performance of such indemnitee's duties on the Company's behalf to the fullest extent permitted under Delaware law, the Company's second amended and restated certificate of incorporation, and the Company's second amended and restated bylaws. Under these indemnification agreements, the indemnified party is indemnified against all expenses (including all reasonable attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the indemnitee, or on the indemnitee's behalf, in connection with a proceeding or any claim, issue or matter therein, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Company. With respect to any criminal proceeding, the indemnitee will be indemnified if the indemnitee had no reasonable cause to believe the indemnitee's conduct was unlawful. If the indemnitee is not wholly successful, on the merits or otherwise, as to one or more but less than all claims, issues, or matters in a proceeding, the Company will indemnify the indemnitee against all expenses actually and reasonably incurred by the indemnitee or on the indemnitee's behalf in connection with each successfully resolved claim, issue, or matter.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

Exhibit No.		Document Description
3.1	*	Form of Second Amended and Restated Certificate of Incorporation of Erickson Air-Crane Incorporated.
3.2	*	Form of Second Amended and Restated Bylaws of Erickson Air-Crane Incorporated.
4.1	*	Form of Erickson Air-Crane Incorporated 2012 Long-Term Incentive Plan.
4.2	*	Form of 2012 Restricted Stock Unit Agreement.
5.1		Opinion of Milbank, Tweed, Hadley & McCloy LLP.
23.1		Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).
23.2		Consent of Grant Thornton LLP.

*
Incorporated by reference to exhibits filed with the Company's Registration Statement on Form S-1, as amended (Registration No. 333-166752), as declared effective on April 10, 2012.

Item 9.    Undertakings.

(a)
The Company hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities: The Company undertakes that in a primary offering of securities of the Company pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the Company to the purchaser.

(b)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on this 17th day of April, 2012.

By:	/s/ UDO RIEDER
Name:	Udo Rieder
Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ UDO RIEDER Udo Rieder	Chief Executive Officer and Director (principal executive officer)	April 17, 2012
/s/ CHARLES RYAN Charles Ryan	Chief Financial Officer (principal financial and accounting officer)	April 17, 2012
/s/ QUINN MORGAN Quinn Morgan	Director, Chairman of the Board	April 17, 2012
/s/ KENNETH LAU Kenneth Lau	Director	April 17, 2012
/s/ HANK HALTER Hank Halter	Director	April 17, 2012
/s/ GARY R. SCOTT Gary R. Scott	Director	April 17, 2012
/s/ MEREDITH R. SIEGFRIED Meredith R. Siegfried	Director	April 17, 2012
/s/ JAMES L. WELCH James L. Welch	Director	April 17, 2012

 EXHIBIT INDEX

Exhibit Number		Document Description
3.1	*	Form of Second Amended and Restated Certificate of Incorporation of Erickson Air-Crane Incorporated.
3.2	*	Form of Second Amended and Restated Bylaws of Erickson Air-Crane Incorporated.
4.1	*	Form of Erickson Air-Crane Incorporated 2012 Long-Term Incentive Plan.
4.2	*	Form of 2012 Restricted Stock Unit Agreement.
5.1		Opinion of Milbank, Tweed, Hadley & McCloy LLP.
23.1		Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).
23.2		Consent of Grant Thornton LLP.

*
Incorporated by reference to exhibits filed with the Company's Registration Statement on Form S-1, as amended (Registration No. 333-166752), as declared effective on April 10, 2012.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX